Exhibit 99.1

Boise Inc.
1111 West Jefferson Street Ste 200
PO Box 990050 Boise, ID 83799-0050
T 208 384 7000 F 208 384 7945

News Release	For Immediate Release: June 20, 2011
Media Contact Virginia Aulin Office 208 384 7837	Investor Relations Contact Jason Bowman Office 208 384 7456

Boise Inc. Announces Management Changes

BOISE, Idaho – Boise Inc. (NYSE: BZ) announced today that Jeff Lane will resign his position as senior vice president of the company’s packaging operations effective June 22, 2011. Mr. Lane is leaving the company to pursue an employment opportunity outside the packaging industry. Robert A. Warren, chief operating officer for Boise Inc., will assume responsibility for Boise’s Packaging business effective immediately.

“We appreciate Jeff’s leadership of our Packaging and Specialty businesses, and all of our businesses have benefited greatly from his leadership in the commercial arena,” said Alexander Toeldte, chief executive officer for Boise Inc. “Most recently, he led the acquisition and integration of Tharco Packaging. I thank Jeff for all the contributions he made to Boise Inc. and wish him well in his future career.”

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures packaging products and papers including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.